SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                           Commission File No. 0-11210

                          Krupp Realty Fund, Ltd. - III
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             (Exact name of registrant as specified in its charter)

                             c/o The Berkshire Group
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 574-8385
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                            Limited Partnership Units
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            (Title of each class of securities covered by this Form)


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              Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)   [ ]
                                         Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant the requirements of the Securities Exchange Act of 1934 KRF3 Acquisition Company, L.L.C. (the successor by merger to Krupp Realty Fund, Ltd.
- III) has caused this certification/notice to be signed on behalf of Krupp Realty Fund, Ltd. - III by the undersigned duly authorized person.

Date: May 8, 2000     By:  /s/ Douglas Krupp
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